As filed with the Securities and Exchange Commission on November 15, 2010
Registration No. 333-106254

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

O.I. CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma	73-0728053
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

151 Graham Road College Station, TX	77842-9010
(Address of Principal Executive Offices)	(Zip Code)

O.I. CORPORATION
2003 INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Chris McIntire
President
O.I. Corporation
151 Graham Road
College Station, TX 77842-9010
(Name and address of agent for service)

(979) 690-1711
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1, filed by O.I. Corporation, an Oklahoma corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), that had been registered for issuance under the O.I. Corporation 2003 Incentive Compensation Plan on the Company’s Registration Statement on Form S-8 (Registration No. 333-106254) (the “Registration Statement”) that remain unsold upon the termination of the sale of shares covered by the Registration Statement.

On November 15, 2010, pursuant to an Agreement and Plan of Merger, dated as of September 13, 2010, as amended on October 12, 2010, by and among the Company, ITT Corporation, an Indiana corporation (“ITT”), and Oyster Acquisition Corp., an Oklahoma corporation and a direct wholly-owned subsidiary of ITT (“Merger Sub”), Merger Sub merged (the “Merger”) with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of ITT.  As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of College Station, State of Texas, on November 15, 2010.

O.I. CORPORATION

By:	/s/ Chris McIntire
Chris McIntire
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Chris McIntire	President (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	November 15, 2010
Chris McIntire

/s/ Daniel Kelly	Member of the Board of Directors	November 15, 2010
Daniel Kelly

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